Exhibit 10.14

COMMERCIAL LEASE AGREEMENT

2400 Chico Ave, South El Monte, California 91733

Effective Date: January 1, 2026

This Commercial Lease Agreement (“Lease”) is made and entered into effective as of January 1, 2026, by and between Yuccaflooring Group Inc (“Landlord”) and Maxsmaking USA Inc (“Tenant”). Landlord and Tenant may each be referred to as a “Party” and collectively as the “Parties.”

1.	PREMISES AND LEASE TERM

1.1	Premises

Landlord hereby leases to Tenant approximately 600 square feet of commercial space located at 2400 Chico Ave, South El Monte, California 91733 (the “Premises”). The stated square footage shall be used for purposes of calculating Base Rent.

1.2	Access and Identification

The Parties may attach a floor plan identifying the specific boundaries of the Premises as Exhibit A. Tenant shall have reasonable access through designated entrances, driveways, loading areas, parking areas, and other common access areas, subject to reasonable property rules.

1.3	Lease Term

The Lease Term shall be five (5) years, consisting of sixty (60) consecutive months, commencing on January 1, 2026 and expiring on December 31, 2030, unless earlier terminated in accordance with this Lease or applicable law.

1.4	Renewal

There shall be no automatic renewal. Any extension or renewal must be agreed upon in writing and signed by both Parties.

2.	BASE RENT, RENT ABATEMENT AND SECURITY DEPOSIT

2.1	Base Rent

The regular rental rate shall be $1.50 per square foot per month. Based on approximately 600 square feet, the regular monthly Base Rent shall be Nine Hundred Dollars ($900.00).

2.2	Nine-Month Rent Abatement

Landlord grants Tenant nine (9) months of Base Rent abatement from January 1, 2026 through September 30, 2026. During this period, Tenant shall not be required to pay Base Rent. The total Base Rent abatement is $8,100.00.

2.3	First Rent Payment

Tenant’s obligation to pay regular Base Rent shall commence on October 1, 2026. Beginning on that date, Base Rent of $900.00 shall be due in advance on or before the first (1st) day of each calendar month.

2.4	Rent During Remaining Term

Unless otherwise agreed in writing, monthly Base Rent shall remain $900.00 from October 1, 2026 through December 31, 2030. The total Base Rent payable for the fifty-one (51) rent-paying months is $45,900.00.

2.5	Security Deposit

Tenant shall pay Landlord a Security Deposit of $900.00. The nine-month Rent Abatement does not waive the Security Deposit. Subject to applicable law, Landlord may apply the Security Deposit toward unpaid Rent, Tenant-caused damage beyond ordinary wear and tear, reasonable cleaning or restoration expenses, or other amounts lawfully due. The Security Deposit shall not be treated as the final month’s Rent.

3.	LANDLORD-PAID UTILITIES AND PROPERTY EXPENSES

3.1	Landlord Responsibility

Throughout the entire Lease Term, Landlord shall be responsible for and shall pay the ordinary water, electricity, and property management expenses associated with the Premises. These expenses are included in the Lease arrangement and shall not be separately charged to Tenant except as expressly agreed in writing by both Parties.

3.2	Water

Landlord shall pay ordinary water charges associated with Tenant’s reasonable use and occupancy of the Premises. Tenant shall not be separately billed for ordinary water usage.

3.3	Electricity

Landlord shall pay ordinary electricity charges associated with Tenant’s reasonable use and occupancy of the Premises. Tenant shall not be separately billed for ordinary electricity usage.

3.4	Property Management Expenses

Landlord shall pay ordinary property management fees and common property management expenses applicable to the Premises. Tenant shall not be separately charged such ordinary property management fees.

3.5	Rent Abatement Period

Landlord’s responsibility for water, electricity, and property management expenses shall also apply during the nine-month Rent Abatement Period from January 1, 2026 through September 30, 2026.

3.6	Extraordinary Usage

Tenant shall use water and electricity in a reasonable manner consistent with ordinary business operations. Any extraordinary or materially excessive utility consumption resulting from specialized equipment, unusual operations, or a material change in use shall be subject to prior discussion and written agreement between Landlord and Tenant before any additional charge is imposed.

3.7	Tenant-Specific Services

Unless otherwise agreed in writing, Tenant shall remain responsible for telephone, internet, data services, specialized security or alarm services, and other optional services contracted specifically by Tenant.

4.	USE, CONDITION, MAINTENANCE AND ALTERATIONS

4.1	Permitted Use

Tenant shall use the Premises solely for lawful commercial and business purposes and shall comply with applicable laws, zoning requirements, building codes, fire regulations, and safety requirements relating to Tenant’s operations.

4.2	Condition and Maintenance

Tenant shall maintain the interior of the Premises in a reasonably clean, safe, sanitary, and orderly condition. Tenant shall be responsible for damage caused by Tenant or Tenant’s employees, agents, contractors, customers, guests, or invitees, excluding ordinary wear and tear.

4.3	Structural Maintenance

Unless damage is caused by Tenant, Landlord shall remain responsible for material structural components of the building, including the foundation, structural walls, and roof, subject to applicable law.

4.4	Alterations

Tenant shall not make structural alterations, permanent additions, material improvements, or exterior signage without Landlord’s prior written consent. Approved work shall comply with applicable laws and permit requirements and shall be performed at Tenant’s expense unless otherwise agreed in writing.

5.	INSURANCE, LIABILITY AND PROPERTY PROTECTION

5.1	Tenant Insurance

Tenant shall maintain commercially reasonable insurance appropriate for Tenant’s business operations and shall be responsible for insuring Tenant’s inventory, equipment, merchandise, furniture, and other personal property.

5.2	Liability

To the extent permitted by law, Tenant shall be responsible for claims, losses, or damages arising from Tenant’s negligence, wrongful conduct, or business operations. Tenant shall not be responsible for losses to the extent caused by Landlord’s negligence or willful misconduct.

5.3	Hazardous Materials

Tenant shall not unlawfully manufacture, store, release, dispose of, or use hazardous materials at the Premises. Ordinary commercial materials may be used if handled and stored in compliance with applicable law.

6.	ACCESS, COMMON AREAS, ASSIGNMENT AND SUBLETTING

6.1	Landlord Access

Landlord may enter the Premises at reasonable times and upon reasonable notice for inspection, maintenance, repairs, improvements, safety matters, showing the Premises, or other lawful purposes. Landlord may enter without prior notice in an emergency or where otherwise permitted by law.

6.2	Common Areas

Tenant may reasonably use designated entrances, driveways, parking areas, loading areas, and other common areas serving the Premises and shall not block shared access areas, fire lanes, entrances, or exits.

6.3	Assignment and Subletting

Tenant shall not assign this Lease, sublease the Premises, license any portion of the Premises, or otherwise transfer possession without Landlord’s prior written consent.

7.	DEFAULT, REMEDIES AND EARLY TERMINATION

7.1	Default

Subject to applicable notice and cure requirements, Tenant may be considered in default if Tenant fails to pay Rent when due, materially breaches this Lease, materially damages the Premises, makes an unauthorized assignment or sublease, or conducts unlawful activities at the Premises.

7.2	Remedies

Following an uncured default, Landlord may exercise remedies available under this Lease and applicable California law. Nothing in this Lease authorizes unlawful self-help remedies.

7.3	Early Termination

This Lease is intended to remain in effect for the full five-year term. Neither Party shall have an automatic right to terminate before December 31, 2030 merely for convenience. The Parties may mutually agree to early termination in a written agreement.

8.	DAMAGE, SURRENDER AND HOLDOVER

8.1	Damage or Destruction

If the Premises are materially damaged by fire, casualty, natural disaster, or another event, the Parties’ rights and obligations shall be determined according to the extent of damage, responsibility, insurance, this Lease, and applicable California law.

8.2	Surrender

Upon expiration or earlier termination, Tenant shall vacate the Premises, remove Tenant’s personal property, return keys and access devices, repair material Tenant-caused damage, leave the Premises reasonably clean, and surrender possession in reasonably good condition, ordinary wear and tear excepted.

8.3	Holdover

If Tenant remains in possession after expiration without a written renewal or extension, such occupancy shall not automatically create another five-year Lease and shall be governed by applicable law and any written agreement between the Parties.

9.	NOTICES AND GENERAL TERMS

9.1	Notices

Formal notices required or permitted under this Lease shall be in writing and delivered by a method permitted by applicable law. Either Party may change its notice information by written notice to the other Party.

9.2	Governing Law

This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

9.3	Entire Agreement and Amendments

This Lease, together with signed exhibits and addenda, constitutes the entire agreement between the Parties regarding the Premises. Any amendment, extension, modification, or other change must be in writing and signed by both Parties.

9.4	Severability and No Waiver

If any provision is determined to be invalid or unenforceable, the remaining provisions shall remain effective to the fullest extent permitted by law. Failure to enforce a provision on one occasion shall not constitute a waiver of the right to enforce it later.

9.5	Electronic Signatures and Authority

This Lease may be executed in counterparts and by electronic signatures to the extent permitted by law. Each person signing for an entity represents that such person has authority to bind that entity.

10.	PRINCIPAL LEASE TERMS AND SIGNATURES

LEASE ITEM	TERM
Landlord	Yuccaflooring Group Inc
Tenant	Maxsmaking USA Inc
Property	2400 Chico Ave, South El Monte, CA 91733
Leased Area	Approximately 600 square feet
Lease Term	Five (5) Years / Sixty (60) Months
Commencement Date	January 1, 2026
Expiration Date	December 31, 2030
Regular Rental Rate	$1.50 per sq. ft. per month
Regular Monthly Base Rent	$900.00
Free-Rent Period	Nine (9) Months
Free-Rent Dates	January 1, 2026 – September 30, 2026
First Rent Payment	October 1, 2026
Total Base Rent Payable	$45,900.00
Security Deposit	$900.00
Water	Paid by Landlord
Electricity	Paid by Landlord
Property Management Fees	Paid by Landlord
Internet / Telephone / Tenant-Specific Services	Paid by Tenant unless otherwise agreed

The Parties acknowledge that they have read and understood this Lease and agree to be legally bound by its terms.

LANDLORD		TENANT

Yuccaflooring Group Inc		Maxsmaking USA Inc

By:	SEAN LI	By:	Xiaozhong Lin
Printed Name:	Sean Li	Printed Name:	Xiaozhong Lin
Title:	CEO	Title:	CEO
Signature:	/s/ Sean Li	Signature:	/s/ Xiaozhong Lin
Date:	January 1, 2026	Date:	January 1, 2026

EXHIBIT A

DESCRIPTION OF LEASED PREMISES

The leased Premises consist of approximately 600 square feet located within the property commonly known as:

2400 Chico Ave, South El Monte, CA 91733

The Parties may attach a floor plan or diagram identifying the specific location and boundaries of the approximately 600-square-foot Premises. Any attached floor plan acknowledged by both Parties shall be incorporated into this Lease as part of this Exhibit A.

Landlord Initials:___________	Tenant Initials:_________________

Floor Plan / Premises Description: